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Exhibit 5.1

April 4, 2005

Huntsman Advanced Materials LLC
500 Huntsman Way
Salt Lake City, UT 84108

  Re:
  Registration Statement of Huntsman Advanced Materials LLC

Ladies and Gentlemen:

        Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-115344) filed by Huntsman Advanced Materials LLC, a Delaware limited liability company (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and exchange by the Company (the "Exchange Offer") of (i) up to $250,000,000 principal amount of the Company's 11% Senior Secured Notes due 2010 (the "New 11% Notes") and (ii) up to $100,000,000 principal amount of the Company's Senior Secured Floating Rate Notes due 2008 (the "New Floating Rate Notes" and, together with the New 11% Notes, the "New Notes"), which New Notes have been registered under the Securities Act and will be guaranteed (the "Guarantees") by Huntsman Advanced Materials Americas Inc., a Delaware corporation (the "Delaware Guarantor"), and by each of the guarantors set forth on Schedule 1 hereto (collectively, the "Non-Delaware Guarantors" and, together with the Delaware Guarantor, the "Note Guarantors"), for a like principal amount of the Company's outstanding $250,000,000 11% Senior Secured Notes due 2010 (the "Old 11% Notes") and $100,000,000 Senior Secured Floating Rate Notes due 2008 (the "Old Floating Rate Notes" and, together with the Old 11% Notes, the "Old Notes"), respectively, which Old Notes have also been guaranteed by the Note Guarantors.

I.     BASIS OF THE OPINIONS

        In connection with the preparation of this opinion letter and as the basis for the opinions (the "Opinions") set forth below, we have made such investigations of the laws of the State of Utah, the laws of the State of New York, the DGCL, and the DLLCA (each as defined below) as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

          (a)   a photocopy of an executed counterpart of the Indenture dated as of June 30, 2003, among the Company, as issuer, the Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as trustee (the "Indenture");

          (b)   a photocopy of a Notation of Guarantee executed by each of the Note Guarantors;

          (c)   the form of the Old 11% Notes and the form of New 11% Notes;

          (d)   the form of Old Floating Rate Notes and the form of New Floating Rate Notes;

          (e)   a photocopy of the articles of organization and the operating agreement of the Company, certified to our satisfaction;

          (f)    a photocopy of the certificate of incorporation and the bylaws of the Delaware Guarantor, certified to our satisfaction;

          (g)   a good standing certificate as to the Company and the Delaware Guarantor issued by the Secretary of State of the State of Delaware (each, a "Good Standing Certificate"); and

          (h)   the Opinion Certificate of Todd Zagorec, Assistant Secretary of both the Company and the Delaware Guarantor, dated as of the date of this opinion letter (the "Opinion Certificate"), certifying to the matters specified therein and as to the resolutions adopted by the board of directors, managers, shareholders or members, as applicable, of the Company and the Delaware Guarantor authorizing the transactions contemplated by the Indenture.

II.    DEFINITIONS

        For purposes of this opinion letter, the following terms and phrases have the following meanings:

          (i)    "DGCL" means and is limited to the present published Delaware General Corporation Law as contained in the publication Delaware Laws Affecting Business Entities Annotated (Aspen Publishers, Inc.) (2003), the applicable provisions of the Delaware constitution and the present published judicial decisions interpreting the Delaware General Corporation Law.

          (ii)   "DLLCA" means and is limited to the present published Delaware Limited Liability Company Act as contained in the publication Delaware Laws Affecting Business Entities Annotated (Aspen Publishers, Inc.) (2003), the applicable provisions of the Delaware constitution and the present published judicial decisions interpreting the Delaware Limited Liability Company Act.

          (iii)  "internal laws of the State of Utah" means and is limited to the laws of the State of Utah, excluding any principles of conflict of laws or any other provisions of Utah law that might require or permit the application of the law of any state or jurisdiction other than the State of Utah.

          (iv)  "laws of the State of Utah" or "Utah law" means and is limited to the present published statutes of the State of Utah, the applicable provisions of the Utah constitution, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code and the present published decisions of the courts of the State of Utah.

          (v)   "laws of the State of New York" or "New York law" means and is limited to present published statutes of the State of New York, the applicable provisions of the New York constitution, the administrative rules and regulations of agencies of the State of New York as contained in the present published Official Compilation of Codes, Rules and Regulations of the State of New York, and the present published decisions of the courts of the State of New York that in each instance are normally applicable to transactions of the type contemplated by the Exchange Offer.

III.  OPINIONS

        Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the laws of the State of Utah, the laws of the State of New York, the DGCL and the DLLCA, we are of the opinion that:

          1.     The Company (i) is validly existing as a limited liability company in good standing under the laws of the State of Delaware and (ii) has the limited liability company power and limited liability company authority to enter into and perform its obligations under the Indenture and the New Notes;

          2.     The Delaware Guarantor (i) is validly existing as a corporation in good standing under the laws of the State of Delaware and (ii) has the corporate power and corporate authority to enter into and perform its obligations under the Indenture and the Guarantees relating to the New Notes;

          3.     The Indenture has been duly authorized, executed and delivered by the Company and the Delaware Guarantor and (assuming the due authorization, execution and delivery of the Indenture by the Trustee) the Indenture constitutes a valid and legally binding instrument, enforceable against the Company and the Delaware Guarantor in accordance with its terms;

          4.     The New Notes have been duly authorized and, when issued, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, the New Notes will be validly issued and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

          5.     When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the New Notes by the Note Guarantors will be the legally valid and binding obligations of the Note Guarantors, enforceable against the Note Guarantors in accordance with their terms.

IV.    QUALIFICATIONS

        The Opinions are predicated upon and are limited by the matters set forth in the Opinions and are further subject to the qualifications, exceptions, assumptions and limitations set forth below:

          A.    The Opinions are limited to the matters governed by the laws of the State of Utah, the DGCL, the DLLCA and, as to the enforceability opinions set forth in paragraphs III(3), III(4), and III(5) above, the laws of the State of New York. We express no opinion as to local laws or the laws of any other state or country.

          B.    In rendering the Opinions set forth in paragraph III(5), we have relied solely upon the opinions, dated as of the date hereof, of (i) Allen & Overy as to matters of the laws of Luxembourg, England, Germany, and Belgium, and (ii) Vischer LLC as to matters of the laws of Switzerland, a copy of each of which is being filed as an exhibit to the Registration Statement, with respect to (x) the Non-Delaware Guarantors' valid existence and good standing (if applicable) under the laws of their respective jurisdiction of formation, (y) the Non-Delaware Guarantors having the corporate, limited partnership, or limited liability company, as the case may be, power and authority to enter into and perform their respective obligations under the Indenture and the Guarantees of the New Notes and (z) the Indenture being duly executed and delivered by the Non-Delaware Guarantors, in each case, as set forth in such opinions.

          C.    In rendering the Opinions, we have assumed that the Company and each of the Note Guarantors has complied with the provisions of the securities laws, "blue sky" laws, securities regulations, and/or securities rules of any applicable state and the United States of America.

          D.    The Opinions that relate to specific agreements or documents, relate to the specified agreements or documents, and do not extend to documents, agreements or instruments referred to in such agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes or schedules that are not expressly identified in this opinion letter as having been examined by us.

          E.    In rendering the Opinions, we have assumed (i) the genuineness of all signatures, (ii) the capacity and the authority of all individuals executing documents (other than officers of the Company and the Delaware Guarantor), (iii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not, (iv) the authenticity of all documents submitted to us as originals, and (v) the conformity, in all material respects, of all copies of the Indenture to the copy of the Indenture examined by us.

          F.     The Opinions are limited to those expressly stated and no other opinions should be implied.

          G.    Unless otherwise specifically indicated, the Opinions are as of the date of this opinion letter and we assume no obligation to update or supplement the Opinions to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,
/s/ STOEL RIVES LLP
STOEL RIVES LLP

Schedule 1

NON-DELAWARE GUARANTORS

Company Name	Form of Business Entity	Jurisdiction of Formation
Vantico Group S.A.	Limited liability company	Luxembourg
Vantico International S.àr.l.	Limited liability company	Luxembourg
Huntsman Advanced Materials (Switzerland) GmbH.	Limited liability company	Switzerland
Huntsman Advanced Materials Holdings (UK) Limited	Corporation	England
Huntsman Advanced Materials (UK) Limited	Corporation	England
Huntsman Advanced Materials (Deutschland) GmbH	Limited liability company	Germany
Huntsman Advanced Materials (Belgium) BVBA	Limited liability company	Belgium

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  Exhibit 5.1